Contact:     Michael W. Mahler
             President and Chief Executive Officer
             First Federal of Northern Michigan Bancorp, Inc.
              (989) 356-9041

                FIRST FEDERAL OF NORTHERN MICHIGAN BANCORP, INC.
                    ANNOUNCES SALE OF INSURANCE AGENCY ASSETS


     Alpena, Michigan - (February 27, 2009); First Federal of Northern Michigan Bancorp, Inc. (Nasdaq: FFNM) (the "Company") announced today the sale of the health, life, property and casualty insurance operations of InsuranCenter of Alpena, the Company's insurance affiliate ("ICA"). As a result of the transaction, the Company will reduce its full-time employees by 14 positions, or 13% of the Company's workforce. The Company also expects the sale will reduce its non-interest expense by approximately $1.2 million in fiscal year 2009.

     Michael W. Mahler, President and Chief Executive Officer of the Company stated, "The sale of these operations reflects our determination to increase operating efficiencies and shareholder value, while focusing our attention on our core mission - providing outstanding community banking services to our customers."

     The Company expects to record a nominal gain upon the closing of the sale. ICA retains the residual income stream associated with the April 2008 sale of its wholesale Blue Cross/Blue Shield override business to the Grotenhuis Group.